SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW Suite 700 Atlanta, Georgia 30308
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

          On November 22, 2006, Corautus Genetics Inc. (“Corautus”) received a deficiency letter from The NASDAQ Stock Market indicating that Corautus was not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”).  The Minimum Bid Price Rule requires that the bid price of Corautus’ common stock remain above $1.00 for continued inclusion in The NASDAQ Capital Market.

          As previously reported, Corautus was initially notified on May 25, 2006 that the bid price of its common stock had closed below the minimum bid price for 30 consecutive business days.  In accordance with the Nasdaq Marketplace Rules, Corautus was granted 180 calendar days, or until November 21, 2006, to have a 10 consecutive day period whereby the closing bid price of its common stock was at least $1.00 per share to regain compliance with the Minimum Bid Price Rule.  Corautus was unable to regain compliance with the Minimum Bid Price Rule prior to November 21, 2006, but due to Corautus’ compliance with all initial inclusion criteria for the NASDAQ Capital Market as of November 14, 2006 (except for the Minimum Bid Price Rule), Corautus has been provided an additional 180 calendar days, or until May 21, 2007, to regain compliance with the Minimum Bid Price Rule.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: November 29, 2006	/s/ Jack W. Callicutt

Jack W. Callicutt
Chief Financial Officer